                           PLEDGE OF THE BANK ACCOUNT

                                                        HERBERT SMITH
                                                        20, rue Quentin-Bauchart
                                                        75008 PARIS
                                                        France

                                     INDEX

ARTICLES                                                                   PAGES
--------                                                                   -----
ARTICLE 1 - DEFINITIONS                                                        5

ARTICLE 2 - CREATION OF THE PLEDGE                                             7

ARTICLE 3 - ENFORCEMENT OF THE PLEDGE/DELEGATION OF PAYMENT                    8

ARTICLE 4 - DECLARATIONS AND GUARANTEES OF MORILA S.A.                         8

ARTICLE 5 - UNDERTAKINGS OF MORILA S.A.                                       10

ARTICLE 6 - UNDERTAKINGS OF THE BANK                                          11

ARTICLE 7 - NOTICES                                                           11

ARTICLE 8 - EXPENSES                                                          12

ARTICLE 9 - REGISTRATION                                                      12

ARTICLE 10 - ELECTION OF DOMICILE                                             12

ARTICLE 11 - SCOPE OF THE PLEDGE                                              12

ARTICLE 12 - ABSENCE OF IMPLIED WAIVER                                        13

ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION                               13

ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS                                   13

ARTICLE 15 - ASSIGNMENT                                                       13

ARTICLE 16 - APPLICABLE LAW - COMPETENT JURISDICTION                          14

ARTICLE 17 - EFFECT OF THE RECITALS                                           14

                           PLEDGE OF THE BANK ACCOUNT

BETWEEN THE UNDERSIGNED:

1. SOCIETE DES MINES DE MORILA S.A., a limited company (societe anonyme) incorporated under the applicable laws of Mali, with a share capital of FCFA 10,000,000, with its registered office at Avenue Al Qoods, porte 3441, Hippodrome, Bamako, Republic of Mali, registered at the trade registry of Bamako under No. 15430.

         represented by M______, ______, duly authorised by a resolution of the extraordinary general meeting dated 21st January 2000,

                                     (hereinafter referred to as "MORILA S.A.")

AND

2. N M ROTHSCHILD & SONS LIMITED, a bank incorporated under English law, with its registered office at New Court, St Swithin's Lane, London EC4P 4DU, acting in its own name and as agent for Standard Bank London Limited, Societe Generale, Mees Pierson N.V., Bayerische Hypo-und Vereinsbank AG and Leonia Corporate Bank plc pursuant to a loan agreement entered into on 21st December 1999 (hereinafter referred to in this capacity as "ROTHSCHILD"), Rothschild being represented by M______, ______ and M______, ______,

                            (hereinafter together referred to as the "LENDERS")

AND

3. BANQUE DE DEVELOPPEMENT DU MALI, bank incorporated under the applicable laws of Mali, with its registered office at Avenue Modibo Keita, BP 94, Bamako at its agency in Bamako, being represented by Mr. Abdonlaye Daffe,

                                        (hereinafter referred to as the "BANK")

WHEREAS:

Pursuant to an establishment agreement entered into on 28th April 1992 with BHP Minerals International Inc. in relation to the exploration for, and exploitation of possible gold, silver, lead, zinc, copper and cobalt deposits (hereinafter, and as amended from time to time, referred to as the "CONVENTION"), the State of Mali has granted to that company an exploration permit pursuant to order (arrete) n[degree] 92-2505/MMEH-CAB of 3rd June 1992.

The Convention was approved by decree n[degree]92-146/PM-RM dated 14th May 1992 by virtue of the Ordinance (ordonnance) n[degree]92-027/P-CTSP dated 12th May 1992.

This permit was renewed for the first time by way of order (arrete) n[degree]95-2249/MMEH-SG of 13th October 1995 and then transferred, together with the rights and obligations arising under the Convention, to Randgold Resources Mali by way of order (arrete) n[degree] 189/MMEH-SG of 18th February 1997. This permit was the object of a second renewal by way of order (arrete) n[degree] 99-636 MME-SG of 13th April 1999.

In accordance with the provisions of the Convention and the rules in force, an exploitation permit for the Morila mine was granted to Randgold Resources Limited by way of decree n 99-217 PM-RM of 4th August 1999; a limited liability company (societe anonyme) incorporated under Malian law, with a share capital of FCFA 10,000,000, Morila S.A. was incorporated on 30th July 1999 for the exploitation of the Morila deposit. This Company was registered with the trade registry of Bamako on 10th August 1999 under number 15430. The above mentioned exploitation permit was transferred to Morila S.A. by decree n[degree]99-361/PM-RM dated 17th November 1999.

The State of Mali, Randgold Resources Mali and Morila S.A. will enter into an Amendment to the Agreement with a view to adapt some of its provisions in order to facilitate its application with regard to the exploitation of the Morila mine.

With a view to enabling the Project to be completed, a loan agreement was entered into on 21st December 1999 between Morila S.A., as the Borrower, Randgold Resources Limited and Randgold & Exploration Company Limited and Randgold Resources (Morila) Limited, as the Completion Guarantors, and various banks and other financial institutions, as the Lenders and Co-Arrangers. N M Rothschild & Sons Limited and Standard Bank London Limited, as the

Arrangers, and N M Rothschild & Sons Limited, as the Agent for the Lenders (hereinafter, and as amended, modified or supplemented from time to time, referred to as the "LOAN AGREEMENT").

Section 6.1.2 of the Loan Agreement provides that it is a condition precedent to the making of the initial loans pursuant to Section 2.2 of the Loan Agreement, that certain security interests be granted by Morila S.A. over its rights and assets in favour of the Lenders.

A protocol of agreement will be entered into between Rothschild and the Government of the Republic of Mali whereby the Malian State certifies to Rothschild the validity of the creation and the enforcement of security interests (hereinafter referred to as the "PROTOCOL").

Consequently, Morila S.A. accepts to create in favour of the Lenders, under the terms and conditions below, a pledge of the credit balance of the bank account opened in its name with the Bank in accordance with Section 4.2 of the Loan Agreement (hereinafter referred to as the "PLEDGE").

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

COMPANIES ACT means the OHADA Uniform Act on the Law of Commercial Companies and Economic Interest Groups dated 17th April 1997;

SECURITY INTERESTS ACT means the OHADA Uniform Act relating to the organisation of Security Interest dated 17th April 1997;

BANK is defined in the recitals above;

PROJECT ACCOUNT (MALI) means the one and only bank account opened by Morila S.A. with the Bank in accordance with Section 4.2(a) of the Loan Agreement and for which the account number is 204 5778 Morila S.A.;

CONTRACT means this agreement;

LOAN AGREEMENT is defined in the recitals above;

CONVENTION is defined in the recitals above;

MORILA S.A is defined above;

PLEDGE is defined in the recitals above;

GUARANTEED OBLIGATIONS means all the sums due or likely to be due at any moment by Morila S.A. as Borrower, and the Obligors in accordance with the Loan Agreement, to the Lenders together with all additional costs and interest (including in particular all costs, expenses, fees, penalties and moratory interest payable and other sums due in accordance with the Loan Agreement and each other Loan Document also including all other Obligations of Morila S.A. and the Obligors as defined in the Loan Agreement); for the purpose of the Pledge, the parties evaluate the Guaranteed Obligations at a total maximum amount in principal of THREE HUNDRED FIFTEEN MILLION U.S. dollars (USD 315,000,000) i.e. FCFA 208,312,650,000 and a total maximum amount in ancillary costs and interests of FORTY FIVE MILLION U.S. dollars (USD 45,000,000), i.e. FCFA 29,758,950,000 (the amounts in FCFAs are calculated on the basis of the Banque de France indicative exchange rate of the Euro against the U.S. dollar for 17th February 2000, as published in the Official Journal of the French Republic: [euro]
1 = USD 0.9919: USD 1 = FFr 6.6131 = FCFA 661.31), distributed as follows:

                                       Principal     Interests    Total
N M Rothschild & Sons Limited    USD   52,500,000    7,500,000    60,000,000

                                 KFCFA 34,718,775    4,959,825    39,678,600

Standard Bank London Limited     USD   52,500,000    7,500,000    60,000,000

                                 KFCFA 34,718,775    4,959,825    39,678,600

Societe Generale                 USD   52,500,000    7,500,000    60,000,000

                                 KFCFA 34,718,775    4,959,825    39,678,600

Mees Pierson N.V.                USD   52,500,000    7,500,000    60,000,000

                                 KFCFA 34,718,775    4,959,825    39,678,600

Bayerische Hypo-und
Vereinsbank AG                   USD    52,500,000    7,500,000    60,000,000

                                 KFCFA  34,718,775    4,959,825    39,678,600

Leonia Corporate Bank plc        USD    52,500,000    7,500,000    60,000,000

                                 KFCFA  34,718,775    4,959,825    39,678,600

TOTAL                            USD   315,000,000   45,000,000   360,000,000

                                 KFCFA 208,312,650   29,758,950   238,071,600

OHADA means the Organisation for the harmonisation of business law in Africa (Organisation pour l'harmonisation du droit des Affaires en Afrique) set up by the Port Louis treaty of 17th October 1993.

LENDERS is defined above;

PROTOCOL is defined in the recitals above;

ROTHSCHILD is defined above.

Capitalised terms not defined herein shall have the meaning given to them in the Loan Agreement.

ARTICLE 2 - CREATION OF THE PLEDGE

Morila S.A. hereby charges and pledges in favour of the Lenders, which accept it, the credit balance of the Project Account (Mali) as a guarantee of the Guaranteed Obligations.

In accordance with section 50.1 of the Security Interests Act. Morila S.A. lodges with the Lenders the agreement of opening of the Project Account (Mali) that it has entered into with the Bank and undertakes to request as soon as possible that a bailiff in Bamako or any other bailiff which it would substitute to him, to notify the Bank, as a third party agreed by the parties and as holder of the credit balance of the Project Account (Mali), of the transfer of the Project Account (Mali) for the purpose of the pledge.

In the event that Morila S.A. shall not have notified the Bank within fifteen
(15) days commencing from the date hereof, the Lenders shall have the ability to have such notice made on behalf and for Morila S.A.

ARTICLE 3 - ENFORCEMENT OF THE PLEDGE/DELEGATION OF PAYMENT

In the absence of payment on the due date of any of the Guaranteed Obligations or upon the occurrence of any Event of Default described in Article 9 of the Loan Agreement. Rothschild, acting in its name and on behalf of the Lenders, may give to the Bank all instructions for the purpose of freezing the Project Account (Mali) and exercising all rights vested in the Lenders by law and, in particular, notifying the Bank of its duty to transfer on to any account designated by Rothschild the amount of the credit balance on the Project Account
(Mali), determined as of the date of freezing of the said account.

Upon receipt by the Bank of any instructions given by Rothschild to freeze the Project Account (Mali), the Bank undertakes not to make any debit entry on the Project Account (Mali), it being understood that this will not mean the closure of the Project Account (Mali).

Upon receipt of the above-mentioned notice, the Bank undertakes to pay directly to Rothschild on behalf of the Lenders, all amounts showing as credit entries on the Project Account (Mali) in accordance with the instructions specified in the notice.

If needed, Morila S.A. delegates to the Bank, in favour of the Lenders, the payment to the extent of the sums showing as credit entries on the Project Account (Mali) as of the date of notice of freezing, of all sums due by Morila S.A. to the Lenders as at the same date. This obligation does not lead to the release by the Lenders of Morila S.A. from its obligations.

The Bank shall not put forward against Rothschild any exception based on its relationship with Morila S.A.

ARTICLE 4 - DECLARATIONS AND GUARANTEES OF MORILA S.A.

Morila S.A. hereby makes the following declarations and gives the following guarantees:

(a) It has been duly created, constituted and exists in accordance with the law by which it is governed;

(b) It and its representatives have all required powers and full capacity to:

         - sign this Contract and any other document relating to the Contract which they may be a party to and which they may be required to produce under the Contract;

         - perform their obligations under the Contract and they have taken all necessary measures to authorise their signature and the performance of their obligations;

         and no agreement, consent, registration or deposit other than the formalities provided in the Contract are necessary for the validity, the compulsory force and the proper creation of the Pledge described hereto;

(c) The signature and performance of the Contract do not breach or conflict with any legislative or regulatory provision, provisions deriving from treaties, any provisions of the articles of association or contractual provisions, any injunction or legal decision of any judiciary or administrative or arbitration tribunal, or any other governmental entity relating to it or relating to any of its assets;

(d) Its obligations pursuant to the Contract are legal, valid and binding and can be performed;

(e)      It is solvent and capable of paying its debt as they fall due;

(f) It respects all of the material provisions, terms and conditions of each contract, convention, recognition of debt or any other document to which it is party and by which it is contractually bound;

(g) It respects all material terms of all applicable rules and all authorisations which have been obtained in respect of the exercise of its activities, the ownership of its assets and the performance of the project pursuant to the Convention;

(h) It has not granted any pledge, charge, right, option or other security interest over the Project Account (Mali); the Project Account (Mali) has not been the object of any proceedings to seize or block such account;

(i) There are no disputes, claims or litigation proceedings pending or, as far as it is aware, no risk of dispute, action, claim or proceedings:

         - which may be directly linked to one of the provisions of the Contract;

             which are not linked to the provisions of the Contract but which would have the effect of preventing the Contract from being performed or which would prevent Morila S.A. from fulfilling its obligations pursuant to the Contract.

ARTICLE 5 - UNDERTAKINGS OF MORILA S.A.

Morila S.A. irrevocably and expressly undertakes, as of the date of this Agreement and throughout all the period of the Charge:

(a) To operate the Project Account (Mali) opened with the Bank in accordance with the requirements of the Loan Agreement;

(b) To ensure that all authorisations are obtained and that all necessary documents are signed and delivered in order to ensure the validity, the continuation of the validity and the enforceability of the Pledge and, in particular, any document which may become necessary to carry out any formality;

(c) To authorise the Bank to communicate monthly to Rothschild any information in accordance with the Loan Agreement and the Project Account Agreement (Mali);

(d) That all information prepared in writing by Morila S.A. and supplied to Rothschild or to any other third party pursuant hereto, or report or certificate which must be provided pursuant hereto, is, when it is delivered, exact and complete in all respects.

(e) To inform Rothschild of all actions and claims by any individual or corporate entity in respect of the Project Account (Mali) and to ensure that all appropriate measures are taken in defence against such actions and claims;

(f) To maintain throughout the entire duration of the Contract the balance of the Project Account (Mali) at an amount equal or superior to one (1) FCFA.

(g) To ensure that the Pledge continues to rank in priority over any other security interest throughout the entire duration of the Contract;

(h) As soon as the Lenders seek to enforce the Pledge, to provide all necessary assistance to Rothschild by providing it with the documents necessary for the transfer of the Project Account (Mali) and for the exercise by the Lenders of all their rights under the Contract and/or the law.

ARTICLE 6 - UNDERTAKINGS OF THE BANK

Subject to the provisions of the Project Account Agreement (Mali), the Bank expressly accepts its role of third party agreed between the parties and undertakes not to:

(i) make any debit entry on the Project Account (Mali) upon receipt of all instructions given by Rothschild to freeze the Project Account (Mali), without this having the effect of closing the account;

(ii) set off the balance of the Project Account (Mali) against the debts that it may hold against Morila S.A.;

Furthermore, the Bank undertakes:

(i) to perform the instructions of Rothschild attached to or following the notice of freezing of the Project Account (Mali);

(ii)     as the case may be, in the event of freezing of the Project Account
         (Mali), to pay the sums showing as credit entries on the said account in accordance with section 56.2 of the Security Interests Act and or by exercise of the delegation granted by Morila S.A. under the above article 3;

(iii) to communicate monthly to Rothschild any information in accordance with the Loan Agreement and the Project Account Agreement (Mali).

ARTICLE 7 - NOTICES

Any notices and claims relating to the Contract shall be made in writing and sent by registered letter with acknowledgement of receipt or by fax. Notices shall become effective on the date of first presentation of the registered letter or of receipt of the fax at the addresses below.

ARTICLE 8 - EXPENSES

All expenses, costs and disbursements incurred by the Lenders in the scope of the negotiation, preparation, drafting and signature of the Contract, and all costs incurred in relation to the establishment and performance of the Contract or relating to the preservation or the exercise of the rights of the Lenders pursuant hereto shall be borne by Morila S.A. which undertakes to pay such costs.

ARTICLE 9 - REGISTRATION

In accordance with article 40 of the Security Interests Act, the Contract shall be subject to the registration formalities requirements. All powers are given to the holder of an original, a copy or an extract thereof, to comply with all formalities required.

All stamp and registration duties, together with all taxes, penalties and expenses to which the Pledge together with its renewal and its performance may give rise shall be at Morila S.A.'s costs.

It is however noted that, pursuant to the tax provisions in Section 22.2 of the Convention, the security interests granted by Morila S.A. pursuant to the project governed by that Convention, shall be exempt from "all taxes, contributions and any other direct or indirect taxes for which they may be personally liable or for which they may be required to bear the cost..."

ARTICLE 10 - ELECTION OF DOMICILE

The Lenders elect domicile at the address of the offices of Maitre Ahmadou Toure, notary of Bamako.

ARTICLE 11 - SCOPE OF THE PLEDGE

The Pledge shall not affect and may not affect in any manner whatsoever the nature and the extent of any undertakings and any guarantees whatsoever which have been or may be contracted or provided in favour of the Lenders, either by Morila S.A. or by any third party to which it is added

All the rights granted to Rothschild as Agent and party pursuant hereto or by any other document delivered in performance of, or on the date of, the Contract, together with rights arising under the law, shall be cumulative and may be exercised at any moment.

ARTICLE 12 - ABSENCE OF IMPLIED WAIVER

Should Rothschild fail to exercise a right or exercise it belatedly this shall not constitute a waiver of such right and the exercise of a single right or the partial exercise of such right shall not prevent Rothschild from exercising it again in the future or exercising any other right.

ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION

In the event that a provision (or part of a provision) of the Contract is or becomes illegal, void or unenforceable, this shall not have any effect on the legality, validity or enforceability of the other provisions of the Contract.

ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS

Subject to the provisions of the Security Interests Act, the Contract is irrevocable and shall fully apply notwithstanding any renewal or extension of the Guaranteed Obligations, any novation or any amendment to the Guaranteed Obligations together with any amendment to the financial documentation, grace period, change in the articles of association of Morila S.A. or insolvency proceedings against Morila S.A.

ARTICLE 15 - ASSIGNMENT

Any assignee of all or part of the rights and obligations of the Lenders pursuant to the Loan Agreement and which would be substituted in the rights and obligations of such Lenders following the date of signature of the Contract, shall benefit fully from the Contract subject to the fulfilment of formalities provided by the Security Interests Act, Morila S.A. intending that the Pledge benefit any assignee substituted, in whole or in part, to the rights and obligations of Lenders; therefore, any reference to the Lenders shall include such assignee, and this is expressly recognised and accepted by Morila S.A.. In order to give full effect to this provision. Morila S.A. irrevocably undertakes, on first request from Rothschild, to sign any documents, contracts and other deeds necessary and to accomplish all formality that shall, in the opinion of Rothschild, be necessary or appropriate to achieve the foregoing, at the cost of Morila S.A.

ARTICLE 16 - APPLICABLE LAW - COMPETENT JURISDICTION

The Contract shall be governed, for its validity, interpretation and performance, by Malian law, and in particular, the Security Interests Act.

The Courts of Bamako shall be competent to consider all disputes between the parties from time to time hereto.

ARTICLE 17 - EFFECT OF THE RECITALS

The recitals hereto shall have the same legal effect as the Contract and shall form an integral part of it.

Signed in twelve (12) original copies

Date:_______________

                                     SOCIETE DES MINES DE MORILA S.A.

                                     By:_____________________________________

                                         Name printed:_______________________

                                         Title:______________________________

                                     Address for Notices:

                                                      c/o Press Avenue
                                                      Selby
                                                      Johannesburg
                                                      P.O. Box 82291
                                                      Southdale 2135
                                                      South Africa

                                     Facsimile No.:   27-11-8372232

                                     Attention:       The Financial Director

                                     N M ROTHSCHILD & SONS LIMITED

                                     By:_____________________________________

                                         Name printed:_______________________

                                         Title:______________________________

                                     By:_____________________________________

                                         Name printed:_______________________

                                         Title:______________________________

                                     Address for Notices:

                                                      New Court
                                                      St. Swithin's Lane
                                                      London
                                                      EC4 4DU
                                                      United Kingdom

                                     Facsimile No.:   44 171 280 5139

                                     Attention:       David Street/Giles Baynham

                                     BANQUE DE DEVELOPPEMENT DU MALI

                                     By:_____________________________________

                                         Name printed:_______________________

                                         Title:______________________________

                                     Address for Notices:

                                               Banque de Developpement du Mali
                                               Avenue Modibo Keita
                                               B.P. 94 Bamako

                                     Facsimile No.:__________________________

                                     Attention:        Abdonlaye Daffe